Haroian Elected to Lightbridge Board of Directors

Gary Haroian brings more than 25 years experience to the Board and Audit Committee

Burlington, MA – February 16, 2005 – Lightbridge, Inc. (NASDAQ: LTBG), a leading analytics, decisioning and e-commerce company, today announced the election of Gary Haroian to its Board of Directors. Mr. Haroian was also appointed today to serve as Chairperson the Lightbridge Audit Committee given his strong financial background.

Mr. Haroian has held various CEO and CFO executive positions at Bowstreet Software, Concord Communications and Stratus Computer, and currently serves on the Boards of several public companies and one private company.

“We’re delighted to add a leader of such stature to our board,” said Kevin Melia, Chairman of the Lightbridge Board of Directors. “Gary has the business and financial skills and experience to help us take full advantage of the opportunities available to our Company.”

About Lightbridge

Lightbridge, Inc. (NASDAQ:LTBG) is a leading analytics, decisioning and e-commerce company that businesses trust to manage customer transactions. Lightbridge adds value to fraud screening, credit qualification, payment authorization, billing, and enhanced voice services. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses around the world use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit www.lightbridge.com or call 800-LIGHTBR.

###

Contacts

Lynn Ricci
Investor & Media Relations
Lightbridge, Inc.
781/359-4854
lricci@lightbridge.com

Note to Editors: LIGHTBRIDGE, is a registered trademark and the Lightbridge logo is a trademark of Lightbridge Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Forward-looking Statements: Certain statements in this news release that are not historical facts, including, without limitation, those relating to the Company’s objectives, plans, strategies and commitments for the future are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company’s revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry, the payment processing industry, and other markets in which the Company does business that may affect both the Company and its clients, (iv) current and future economic conditions generally and particularly in the telecommunication and payment processing industries, (v) uncertainties about the Company’s ability to execute on, and about the impact on the Company’s business and operations of, its objectives, plans, strategies or commitments as a result of potential technological, operational, market or competitive factors, or the acquisition of Authorize.Net, (vi) continuing demand for the Company’s products and services, and (vii) the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, its 2003 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Company undertakes no obligation to update any forward-looking statements.